Exhibit 99.1

TOOTSIE ROLL INDUSTRIES, INC.
7401 South Cicero Avenue
Chicago, IL 60629
Phone 773/838-3400
Fax 773/838-3534

PRESS RELEASE

STOCK TRADED: NYSE	FOR IMMEDIATE RELEASE
TICKER SYMBOL: TR	Friday, February 16, 2024

CHICAGO, ILLINOIS – February 16, 2024 - Ellen R. Gordon, Chairman, Tootsie Roll Industries, Inc. reported fourth quarter and twelve months 2023 net sales and net earnings.

Fourth quarter 2023 net sales were $195,368,000 compared to $188,180,000 in fourth quarter 2022, an increase of $7,188,000 or 4%. Fourth quarter 2023 net earnings were $29,403,000 compared to $25,344,000 in fourth quarter 2022, and net earnings per share were $0.42 and $0.36 in fourth quarter 2023 and 2022, respectively, an increase of $0.06 per share or 17%.

Twelve months 2023 net sales were $763,252,000 compared to $681,440,000 in twelve months 2022, an increase of $81,812,000 or 12%. Twelve months 2023 net earnings were $91,912,000 compared to $75,937,000 in twelve months 2022, and net earnings per share were $1.32 and $1.07 in twelve months 2023 and 2022, respectively, an increase of $0.25 per share or 23%.

Mrs. Gordon said, “Sales growth in fourth quarter and twelve months 2023 was driven by effective sales and marketing programs, including seasonal sales programs during these periods. Higher sales price realization contributed to the sales increase in fourth quarter and twelve months 2023. The timing of earlier pre-Halloween and other sales in third quarter 2023 had some adverse effect on fourth quarter 2023 sales when compared to the comparative prior year 2022 quarterly periods.

Although the increase in fourth quarter and twelve months 2023 sales contributed to improved net earnings, significantly higher input costs offset much of the benefits of these higher sales. Fourth quarter and twelve months 2023 gross profit margins and net earnings were adversely affected by higher costs for ingredients, packaging materials, labor and benefits, and plant manufacturing operating supplies, services, utilities and repairs and maintenance. We also incurred additional costs, including overtime and extended operating shifts, for plant manufacturing to meet our sales demands in 2023.

Our input unit costs for ingredients, packaging materials and many manufacturing supplies and services moved significantly higher in 2023 from 2022 as new supply agreements at higher prices became effective in early 2023. These higher costs in 2023 are incremental to the significant increase in many input costs that we experienced in prior year 2022 when compared to 2021. We believe that the increases in ingredients and packaging materials costs from 2021 through 2023 are the greatest that we have experienced over any two-year period in decades. Limited supply and continuing high demand for materials, as well as some elevated commodity markets and overall inflation, drove up our unit costs for many of our inputs in each of the past two years. The Company uses the Last-In-First-Out (LIFO) method of accounting for inventory and costs of goods sold which results in lower current income taxes during such periods of increasing costs and higher inflation, but this method does charge the most current costs to cost of goods sold and thereby accelerates the realization of these higher costs.

In response to these higher input costs, many companies in the consumer products industry have increased selling prices during the 2021 through 2023 period. We have implemented price increases as well with the objective of improving sales price realization in order to pass along some of these higher input costs and restore some of our margin declines. We made progress in restoring our margins in 2023, but we have not yet restored our margins to historical levels. Although the Company continues to monitor its input costs, we are mindful of the effects and limits of passing on all of the above-discussed higher input costs to our customers as well as the final consumers of our products.

Our supply chain improved significantly in 2023 compared to 2022 and we believe that this will continue throughout 2024.  However, we remain focused on the supply chain in order to insure that we avoid delays and disruptions which could result in the temporary shutdown of one or more manufacturing lines. Although the availability of labor improved during 2023, we did experience some labor challenges in 2023 at certain of our manufacturing plant locations.

Unfavorable foreign exchange adversely affected fourth quarter and twelve months 2023 net earnings, however, more favorable investment income from the Company’s investments in marketable securities mitigated some of this foreign exchange losses in the fourth quarter and twelve months 2023 compared to the corresponding periods in the prior year. The Company’s effective income tax rates were 21.8% and 21.2% in fourth quarter 2023 and 2022, respectively, and were 23.4% and 22.7% in twelve months 2023 and 2022, respectively. Earnings per share did benefit from stock purchases in the open market resulting in fewer shares outstanding in fourth quarter and twelve months 2023.

We are focused on the longer term and therefore are continuing to make investments in plant manufacturing operations to meet new consumer and customer product demands, achieve product quality improvements, expand capacity in certain product lines, and increase operational efficiencies in order to provide genuine value to consumers.”

Safe Harbor Statement

This release contains forward-looking statements that are based largely on the Company’s current expectations and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as “anticipated,” “believe,” “expect,” “intend,” “estimate,” “project,” “plan” and other words of similar meaning in connection with a discussion of future operating or financial performance and are subject to certain factors, risks, trends and uncertainties that could cause actual results and achievements to differ materially from those expressed in the forward-looking statements. Such factors, risks, trends and uncertainties, which in some instances are beyond the Company’s control, include the overall competitive environment in the Company’s industry, successful distribution and sell-through during Halloween and other seasons, the ability to recover increases in input costs through price increases, supply chain and manufacturing disruptions, availability of labor, and changes in assumptions, judgments and risk factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2022.

The risk factors referred to above are believed to be significant factors, but not necessarily all of the significant factors that could cause actual results to differ from those expressed in any forward-looking statement. Readers are cautioned not to place undue reliance on such forward-looking statements, which are made only as of the date of this report. The Company undertakes no obligation to update such forward-looking statements.

TOOTSIE ROLL INDUSTRIES, INC.

CONSOLIDATED SUMMARY OF SALES & EARNINGS

FOR THE PERIODS ENDED

DECEMBER 31, 2023 and 2022

	Fourth Quarter Ended
	2023	2022

Net Product Sales	$195,368,000	$188,180,000
Net Earnings	$29,403,000	$25,344,000
Net Earnings Per Share*	$0.42	$0.36
Average Shares Outstanding*	69,387,000	70,557,000

	Twelve Months Ended
	2023	2022

Net Product Sales	$763,252,000	$681,440,000
Net Earnings	$91,912,000	$75,937,000
Net Earnings Per Share*	$1.32	$1.07
Average Shares Outstanding*	69,827,000	70,868,000

* Based on average shares outstanding adjusted for 3% stock dividends distributed April 7, 2023 and April 8, 2022.